Prospectus Supplement No. 3    Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 29, 2021)     Registration Statement No. 333-261137

BIRD GLOBAL, INC.
This prospectus supplement updates, amends and supplements the prospectus dated November 29, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261137) as amended. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on April 13, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our shares of Class A common stock are listed on the NYSE under the symbol “BRDS.” On April 12, 2022, the closing sale price of our Class A common stock was $2.14 per share. Our public warrants are listed on the NYSE under the symbol “BRDS WS.” On April 12, 2022, the closing sale price of our public warrants was $0.30 per warrant.
Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 20, 2022

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2022

Bird Global, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41019	86-3723155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
392 NE 191st Street #20388Miami, Florida 33179
(Address of principal executive offices and zip code)
(866) 205-2442
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BRDS	The New York Stock Exchange
Warrants, each whole warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share	BRDS WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2022 (the “Amendment No. 3 Effective Date”), our wholly owned consolidated special purpose vehicle entity, Bird US OpCo, LLC (the “SPV”) entered into Amendment No. 3 (“Amendment No. 3”) to that certain Loan and Security Agreement, dated April 27, 2021 (as amended by the First Amendment to Loan and Security Agreement, dated as of June 10, 2021, Amendment No. 2 to Loan and Security Agreement (the "Existing Loan Agreement"), dated as of October 12, 2021, and Amendment No. 3, the “Amended Loan Agreement”), with certain funds advised or managed by Apollo Capital Management, L.P. as lenders, and MidCap Financial Trust, as administrative agent, which, among other things, permits borrowings in respect of scooters located in Europe and the Middle East up to a sub-limit of $50 million (the “EMEA Loans”) in addition to borrowings in respect of scooters located in the United States (the “U.S. Loans”). The Amended Loan Agreement continues to allow the SPV to borrow up to the remaining availability under the maximum commitment of $150 million, both through U.S. Loans as well as the EMEA Loans, the proceeds of which may be used for general corporate purposes. The pricing and the maturity date for the EMEA Loans are the same as set forth in the Existing Loan Agreement.

The Amended Loan Agreement includes a repayment mechanism tied directly to revenue generation by vehicles on lease by the SPV to Bird Rides, Inc. under that certain Master Scooter Operating Lease and Servicing Agreement (as amended by Amendment No. 1, dated as of October 12, 2021, the “Scooter Lease”). On the Amendment No. 3 Effective Date, the SPV entered into Amendment No. 2 to the Scooter Lease, which, among other things, increases the minimum amount of the letter of credit in favor of the administrative agent from $20 million to $25 million, subject to reduction based on the balance of the outstanding loans under the Amended Loan Agreement.

In connection with Amendment No. 3, Bird Rides International Holding, Inc. (“Bird Rides International”) entered into that certain EMEA Guaranty and Pledge Agreement, dated as of the Amendment No. 3 Effective Date, pursuant to which, among other things, Bird Rides International provides a guaranty in respect of the EMEA Loans and pledges 65% of the equity of Bird Rides Europe, B.V. to secure the guaranty, which will be released when commitments in respect of the EMEA Loans have been reduced to $0.

The foregoing descriptions of Amendment No. 3 and Amendment No. 2 are not complete and are qualified in their entirety by reference to the full text of Amendment No. 3 and Amendment No. 2, copies of which are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included, or incorporated by reference, in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

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Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Amendment No. 3 to Loan and Security Agreement dated as of April 8, 2022
99.2	Amendment No. 2 to Master Scooter Operating Lease and Servicing Agreement dated as of April 8, 2022
104	Cover page Interactive Data File (embedded within Inline XBRL document)

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bird Global, Inc.

Date: April 13, 2022	By:	/s/ Yibo Ling
	Name:	Yibo Ling
	Title:	Chief Financial Officer

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